EXHIBIT 21.1

List of subsidiaries of Blue Dolphin Energy Company (“Blue Dolphin”):

●	Lazarus Energy, LLC, a Delaware limited liability company;

●	Lazarus Refining & Marketing, LLC, a Delaware limited liability company

●	Nixon Product Storage, LLC, a Delaware limited liability company

●	Blue Dolphin Pipe Line Company, a Delaware corporation;

●	Blue Dolphin Petroleum Company, a Delaware corporation;

●	Blue Dolphin Services Co., a Texas corporation;

●	Blue Dolphin Exploration Company, a Delaware corporation; and

●	Petroport, Inc., a Delaware corporation.

●	Victoria Product Storage LLC, a Delaware limited liability company

●	Victoria Clean Products LLC, a Delaware limited liability company

●	Industrial Gas Services LLC, a Delaware limited liability company

●	Lazarus Energy Alternative Fuel - Mobile LLC, a Delaware limited liability company